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                                                                   EXHIBIT 10.18


                            CHANGE IN CONTROL POLICY


                                   I. PURPOSE

         As part of the every day existence of publicly-held corporations, such corporations are subject to hostile takeover attempts and friendly mergers which create uncertainty in the employment prospects of key individuals. In order to provide some measure of assurance as to protection in the event of a change in managerial control of the Company, this policy is adopted to set forth certain benefits available to certain of these key employees.

                                   II. SCOPE

         This policy applies to the designated employees of Cooper Cameron Corporation, including its operating divisions.

                             III. EMPLOYEES COVERED

         In the event of a Change in Control (as hereinafter defined), designated individual executive employees will receive the benefits described below.

         Eligible employees will be selected by the Chief Executive Officer and may include officers of the Company who are not party to an employment contract, division presidents, division vice presidents and director level employees at the corporate offices. Each such eligible employee shall be notified in writing of such employee's right to receive the benefits set forth in this policy by the Chief Executive Officer of the Company. Any employee not receiving this policy together with an acknowledgment specifically designating their inclusion within the terms of this policy shall not be subject to the provisions hereof. The Company reserves the right to modify, amend or cancel the terms hereof or such acknowledgment at any time prior to a Change in Control. After a Change in Control, the benefits available pursuant to this Policy as set forth in writing shall be irrevocably available to the employee.

                                  IV. BENEFITS

         Each designated employee shall receive a salary continuation benefit as set forth by the Chief Executive Officer in writing in addition to a salary continuation benefit set forth in the Executive Severance Program ("ESP"). Such benefit, together with the salary continuation benefit under the ESP, shall be paid to the employee in a lump sum payment (net of applicable income tax withholdings and social security taxes) within 10 days of a Triggering Event. Welfare benefits and any accrued but unpaid bonus shall remain the obligation of the Company and be provided or paid to the employee pursuant to the terms of the ESP. The welfare benefits shall continue for the period set forth in the ESP plus any term provided pursuant to this policy.



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                                 V. EXCISE TAX

         To the extent that the acceleration of vesting or any payment, distribution or issuance made to you pursuant to this Policy following any Triggering Event or Change of Control is subject to federal income, excise or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Section 280G(b)(1) and 4999(a) of the Internal Revenue code of 1985, as amended, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall pay you an additional amount of cash (the "Additional Amount") such that the net amount received by you, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that you would have received if such Penalty Tax were not applicable.

                                VI. DEFINITIONS

         The "Triggering Event" shall be the occurrence of a Change in Control and the earlier of either (a) the involuntary termination by the Company of the employment of the employee without cause, or (b) shall occur on the ninety-first day of employment at the sole discretion of the employee by notifying the Company in writing of the employee's decision to terminate the employment.

         "Change in Control" means the earliest date at which:

         (i) Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (a) 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement or pursuant to open-market purchases approved in advance by a majority of the incumbent members of the Board of Directors not elected for the first time at the most recent election of board members, or (b) representing 50% or more of the combined voting power of the Company's outstanding Voting Securities; or

         (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

         (iii) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 80% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or




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         (iv) a tender offer or exchange offer is made and consummated by a
Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

         (v) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

         Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.




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